                                                                     EXHIBIT 8.1

                                 ALSTON&BIRD LLP
                               950 F Street, N.W.
                              Washington, DC 20004

                                  202-756-3300
                                Fax: 202-756-3333
                                 www.alston.com



                                  May __, 2007


                 ---- DRAFT; SUBJECT TO REVIEW AND CHANGE ----


Wells Total Return REIT, Inc.
6200 The Corners Parkway
Norcross, Georgia  30092-3365

         Re:   Registration Statement


Ladies and Gentlemen:

         We are acting as special tax counsel to Wells Total Return REIT, Inc., a Maryland corporation (the "Company"), in connection with the registration statement on Form S-11, File No. 333-______ (as amended, the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register up to $2,250,000,000 of the Company's common stock, par value $.01 per share (collectively, the "Shares"). This opinion letter is rendered pursuant to Item 16 of Form S-11 and
Item 601(b)(8) of Regulation S-K.

         You have requested our opinion as to (i) the qualification of the Company as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) the accuracy of the discussion of U.S. federal income tax considerations contained under the caption "Federal Income Tax Considerations" in the Registration Statement.

         In preparing this opinion, we have reviewed the Company's Amended and Restated Articles of Incorporation, Wells Timber Operating Partnership, L.P.'s Agreement of Limited Partnership, and such other documents as we have considered appropriate. We have also obtained representations as to factual matters made by the Company through a certificate of an officer of the Company (the "Officer's Certificate"). Our opinion is based solely on the information and representations in such documents. We have assumed, with your consent, that (i) the representations set forth in the Certificates are true, accurate, and complete as of the date hereof, (ii) the Company and the entities in which it holds direct or indirect interests will operate in a manner that will make the representations in the Certificates true, and (iii) no action will be taken after the date hereof by the Company or any of the entities in which it holds direct or indirect

    One Atlantic Center        Bank of America Plaza         90 Park Avenue         3201 Beechleaf Court,
1201 West Peachtree Street    101 South Tryon Street,      New York, NY 10016             Suite 600
  Atlanta, GA 30309-3424           Suite 4000                 212-210-9400          Raleigh, NC 27604-1062
       404-881-7000           Charlotte, NC 28280-4000      Fax: 212-210-9444            919-862-2200
     Fax: 404-881-7777              704-444-1000                                      Fax: 919-862-2260
                                 Fax: 704-444-1111


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Wells Total Return REIT, Inc.
May __, 2007
Page 2


interests that would have the effect of altering the facts upon which the opinions set forth below are based.

         In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

         Based on the foregoing, we are of the opinion that:

         (i) Commencing with the Company's taxable year ended December 31, 2007 and assuming that the elections and other procedural steps referred to in the Registration Statement and Officer's Certificate are completed by the Company in a timely fashion, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's contemplated method of operations will enable it to satisfy the requirements for such qualification commencing with the Company's taxable year ending December 31, 2007.

         (ii) The discussion of U.S. federal income tax considerations contained under the caption "Federal Income Tax Considerations" in the Registration Statement fairly summarizes the U.S. federal income tax consequences that are likely to be material to a holder of the Shares.

         With respect to the taxable year that will end December 31, 2007, we note that the Company's status as a REIT at any time during such year is dependent, among other things, upon the Company meeting the requirements of Sections 856 through 860 of the Code throughout such year and for the year as a whole. Because the Company's satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, it is not possible to assure that the Company will satisfy the requirements to be a REIT during the taxable year that will end December 31, 2007 or subsequent years.

          The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted below, our opinions are based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the U.S. federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of


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Wells Total Return REIT, Inc.
May __, 2007
Page 3

any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

         No opinion other than that expressly contained herein may be inferred or implied. We have no obligation to update this opinion.

         We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                         Very truly yours,



                                         ALSTON & BIRD, LLP


                                         By:
                                             -----------------------------------
                                             James E. Croker, Jr.
                                             A Partner